EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Copart, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 33-81238, 33-97636, 333-112597, 333-93887 and 333-90612) on Form S-8 of Copart, Inc. of our report dated October 14, 2005, except as to footnote 3 as it relates to the year ended July 31, 2005, which is as of October 30, 2006, with respect to the consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows of Copart, Inc. and subsidiaries for the year ended July 31, 2005, which report appears in the July 31, 2007 annual report on Form 10-K of Copart, Inc.

/s/  KPMG LLP

San Francisco, California
September 25, 2007